EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
For Ladenburg
Paul Caminiti/Carrie Bloom/Ashley Hill
Sard Verbinnen & Co.
212/687-8080
LADENBURG THALMANN ENTERS INTO EXCHANGE AGREEMENT
TO RETIRE REMAINING DEBT

     MIAMI, FLORIDA, February 14, 2007 - Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) announced today that it has entered into a Debt Exchange Agreement with New Valley LLC, the holder of outstanding promissory notes due March 31, 2007 in the principal amount of $5,000,000. New Valley has agreed to convert the principal amount of its notes into common stock of Ladenburg at an exchange price of $1.80 per share, representing the average closing price of Ladenburg’s common stock for the 30 trading days ending on the date of the exchange agreement. The accrued interest on the notes, which was approximately $1,500,000 as of December 31, 2006, will be paid in cash at or prior to closing of the transaction.
     Dr. Phillip Frost, Chairman of Ladenburg, said “We are pleased to have reached this agreement, which will enhance Ladenburg’s capital structure by eliminating our remaining debt and increasing shareholders’ equity. This transaction completes the recapitalization of Ladenburg undertaken over the past two years and positions the Company for continued growth.”
     The debt exchange is subject to shareholder approval at Ladenburg’s annual meeting of shareholders, which is expected to occur during the second quarter of 2007. Ladenburg expects to consummate the debt exchange as soon as practicable upon shareholder approval. New Valley and several shareholders affiliated with New Valley have agreed to vote their shares of Ladenburg common stock at the shareholder meeting on such matter in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by such parties.
     Upon closing, the $5,000,000 principal amount of notes will be exchanged for approximately 2,777,778 shares of Ladenburg’s common stock. As a result, New Valley’s beneficial ownership of Ladenburg’s common stock will increase from approximately 7.2% to approximately 8.7%. New Valley is wholly-owned by Vector Group Ltd.
     This press release does not constitute an offer of any securities to be issued in the debt exchange, nor does it constitute an offer of any securities that may be subsequently registered and resold under the registration statement for the shares to be issued in the debt exchange.
About Ladenburg Thalmann
     Ladenburg Thalmann Financial Services, based in Miami, Florida, is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Miami, Florida; Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals. See www.Ladenburg.com.
Forward Looking Statements
     This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its quarterly report for the period ended September 30, 2006 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
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